Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN STRATEGIC INVESTMENT CO. ANNOUNCES DISPOSITION OF THE HIT FACTORY

NEW YORK –August 17, 2023 - American Strategic Investment Co. (NYSE: NYC) (“ASIC” or the “Company”) announced today that it has signed a definitive purchase and sale agreement to sell a property it owns at 421 W. 54th Street (the “Hit Factory”) for $4.5 million. The sale is expected to close in the fourth quarter, 2023. Net proceeds from the sale of the property, which is unencumbered, will be available for general corporate purposes.

“We are pleased to reach an agreement to sell the vacant Hit Factory, a small, specialty asset in our portfolio that will provide approximately $4.5 million of cash for general corporate purposes,” said Michael Weil, CEO of ASIC. “We are glad to have identified a strategic buyer for this property, showing again the resilience of the New York City market as a new set of users begins to take root within the city. We look forward to closing the sale of this unencumbered property later this year.”

About the Company

American Strategic Investment Co. owns a portfolio of commercial real estate. Additional information about NYC can be found on its website at AmericanStrategicInvestment.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the anticipated benefits of the Company’s election to terminate its status as a real estate investment trust, (b) whether the Company will be able to successfully acquire new assets or businesses, (c) the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environment, and (d) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 16, 2023 and all other filings with the Securities and Exchange Commission after that date including but not limited to the subsequent Quarterly Reports on Form 10-Qand Current Reports on Form 8-K, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

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